UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                               (AMENDMENT NO. 2)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          UNISOURCE ENERGY CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   909205106
                                 (CUSIP Number)

                               DECEMBER 31, 2010
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


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CUSIP No. 909205106                                   13G/A                           Page 2 of 6 Pages
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          1. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          LUMINUS MANAGEMENT, LLC

          04-3631528

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          2. CHECK THE APPROPRIATE BOX IF A GROUP*                                                      (a)
                                                                                                        (b)  [X]
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          3. SEC USE ONLY

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          4. CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE, UNITED STATES OF AMERICA

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------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             5. SOLE VOTING POWER                                                             530,730
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            6. SHARED VOTING POWER                                                                 0
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            7. SOLE DISPOSITIVE POWER                                                        530,730
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         8. SHARED DISPOSTIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------

          9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                 530,730
--------- ------------------------------------------------------------------------- ------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                              1.5%
--------- ------------------------------------------------------------------------- ------------------------------

          12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------


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CUSIP No. 909205106                                    13G/A                           Page 3 of 6 Pages
--------------------------------------- ------------------------------------ --------------------------------------

ITEM 1.
(a) Name of Issuer: UNISOURCE ENERGY CORPORATION

                                                          ONE SOUTH CHURCH AVENUE, SUITE 100
     (b) Address of Issuer's Principal Executive Offices: TUCSON, AZ 85701

ITEM 2.
(a) Name of Person Filing: LUMINUS MANAGEMENT, LLC

     (b)  Address  of Principal Business Office or, if none, 1700 BROADWAY, 38TH FLOOR
          Residence:                                         NEW YORK, NY 10019

     (c) Citizenship: DELAWARE, USA

     (d) Title of Class of Securities: COMMON STOCK

     (e)  CUSIP Number:  909205106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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CUSIP No. 909205106                                    13G/A                           Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.


      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                               This statement is being filed by Luminus
                               Management, LLC, a Delaware limited liability company (the "Investment Manager"), which serves as the investment manager to certain private
(a) Amount beneficially owned: investment funds with respect to the shares of
                               Common Stock held by the Funds. As of December 31, 2010, the Investment Manager has sole dispositive and voting power with respect to 530,730 shares of Common Stock of the Issuer.


                               1.5% beneficially owned by Luminus Management,
                               LLC. Calculation of percentage of beneficial
(b) Percent of class:          ownership is based on the 36,431,763 shares of
                               Issuer's Common Stock outstanding as reported by the Issuer on its Quarterly Report filed on October 27, 2010, on Form 10-Q for the quarter ended September 30, 2010.

(c) Number of shares as to which the  person has:

(i) Sole power to vote or to direct the vote:                           530,730

(ii) Shared power to vote or to direct the vote:                              0

(iii) Sole power to dispose or to direct the disposition of:            530,730

(iv) Shared power to dispose or to direct the disposition of:                 0


ITEM 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

ITEM 6 Not Applicable

Filing of this statement by the Reporting Person shall not be deemed an admission that they beneficially own the securities reported herein. The Reporting Person expressly disclaims beneficial ownership of all securities reported herein. No single client's interest as reported in the customer accounts at Luminus Management, LLC exceeds 5% of the outstanding Common Stock of the Issuer.

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CUSIP No. 909205106                                    13G/A                          Page 5 of 6 Pages
ITEM 10.         CERTIFICATION

The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities

(a) referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

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CUSIP No. 909205106                                    13G/A                          Page 6 of 6 Pages
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                                               SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2011
Date

/s/ Paul Segal
--------------
Signature

Paul Segal, President
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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